EXHIBIT 99.2

Alpha and Omega Semiconductor Limited

Prepared Remarks of Investor Conference Call

for the Quarter Ended March 31, 2017

May 3, 2017

So-Yeon Jeong (Moderator):

Good afternoon, everyone, and welcome to the Alpha and Omega Semiconductor’s conference call for fiscal 2017 third quarter financial results. This is So-Yeon Jeong, Investor Relations representative for the company. With me today are Dr. Mike Chang, our CEO, and Yifan Liang, our CFO. This call is being recorded and broadcasted live over the Web and can be accessed for seven days following the call via the link in the Investor Relations section of our website at www.aosmd.com.

The earnings release was distributed by globe newswire today, May 3, 2017, after the market closed. The release is also posted on the company's website. Our earnings release and this presentation include certain non-GAAP financial measures. We use non-GAAP measures because we believe they provide useful information about our operating performance that should be considered by investors in conjunction with the GAAP measures that we provide. A reconciliation of these non-GAAP measures to comparable GAAP measures is included in our earnings release.

We would like to remind you that during the course of this conference call, we will make forward-looking statements, including discussions of business outlook and financial projections. These forward-looking statements are based on management's current expectations and involve risks and uncertainties that could cause our actual results to differ materially from such expectations. For a more detailed description of these risks and uncertainties, please refer to our recent and subsequent filings with the SEC. We assume no obligations to update the information provided in today's call.

Now, I’ll turn the discussion over to our CFO to provide an overview of the third fiscal quarter financial results.

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Yifan Liang (Chief Financial Officer):

Thank you, So-Yeon. Good afternoon and thank you for joining us. To begin, I will discuss financial results for the quarter. Then I’ll turn it over to Mike, our CEO, who will review the company’s business highlights and I will follow up with our guidance for the next quarter. Finally, we’ll reserve time for questions-and-answers.

Revenue for the March quarter was $93.3 million, down 1.5% sequentially and up 12.4% year-over-year. Demand for our new products continued to show strong momentum during our typically lowest season.

In terms of product mix, MOSFET revenue was $70.8 million, an increase of 1.4% from the prior quarter, and up 11.5% from the same quarter last year. Power IC revenue was $19.3 million, down 11.7% from the prior quarter, and up 18.8% from the same quarter last year. Service revenue was $3.2 million, as compared to $3.0 million for the prior quarter and $3.3 million from the same quarter last year.

In terms of segment mix, this quarter’s Computing segment represented 41.1% of the total revenue, Consumer 22.0%, Power Supply and Industrial 19.7%, Communications 13.6%, Service 3.4% and others 0.2%.

Gross margin was 24.3% for the March quarter, as compared to 23.3% in the prior quarter and 19.7% for the same quarter last year. The increase in gross margin quarter-over-quarter was mainly driven by the new product contribution and improved product mix.

Operating expenses for the quarter were $19.7 million, compared to $19.3 million for the prior quarter and $16.4 million for the same quarter last year. The higher operating expenses quarter-over-quarter were primarily due to the headcount increase in R&D and sales and marketing functions to support our expected business growth.

Income tax expense was $0.5 million for the quarter, compared to $1.1 million for the prior quarter and $1.2 million for the same quarter last year. The decrease in income tax expense quarter-over-quarter was primarily due to the release of previous reserve after the expiration of applicable statute of limitation.

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Net income attributable to AOS for the quarter was approximately $3.6 million or 14 cents earnings per share, as compared to 11 cents earnings per share for the prior quarter and 6 cents loss per share for the same quarter last year.

Non-GAAP EPS attributable to AOS for the quarter was 21 cents earnings per share, as compared to 18 cents earnings per share for the prior quarter, and break even for the same quarter last year. Non-GAAP EPS excluded the effect of share based compensation expenses of $1.7 million for the March quarter as compared to $1.6 million in the prior quarter and $1.2 million in the same quarter last year.

We continue to generate positive cash flow. Cash flow from operations was $11.0 million for the March quarter compared to $8.8 million for the prior quarter and $1.7 million for the same quarter last year.

EBITDAS for the March quarter was $12.6 million compared to $12.2 million for the prior quarter and $8.1 million for the same quarter last year.

Moving on to the balance sheet.

We completed the March quarter with cash and cash equivalents balance of $116.2 million including $7.2 million balance at our Chongqing Joint Venture, as compared to $122.8 million at the end of last quarter and $78.9 million a year ago.

Net trade receivables were $22.5 million, as compared to $24.5 million at the end of last quarter and $32.0 million for the same quarter last year. Day Sales Outstanding was 35 days for the quarter, same as compared to the prior quarter.

Net inventory was $73.3 million at the quarter-end, compared to $70.2 million for last quarter and $67.9 million for the prior year. Average Days in Inventory were 92 days for the quarter compared to 87 days in the prior quarter.

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Net Property, Plant and Equipment balance was $126.1 million, as compared to $122.7 million for last quarter and $112.5 million for the prior year. Capital expenditures were $17.0 million for the quarter, including $12.2 million related to our Chongqing Joint Venture, mainly driven by the down payment for the construction work that started during the March quarter. The remaining balance of $4.8 million was spent for our own capacity expansion to open up some critical bottleneck.

With that, now I would like to turn the call over to our CEO, Dr. Mike Chang, who will provide the business highlights for the quarter.

Mike Chang (Chief Executive Officer):

AOS delivered another outstanding quarter with improved profitability against the lowest seasonality during the March quarter. Our quarterly revenue of $93.3 million was close to the high-end of our guidance and up 12.4% from the same quarter a year ago. More importantly, we have achieved a pro-forma earnings per share of $0.21, which is 11% higher than the pro-forma earnings we reported during the last high season in the September 2016 quarter. The enhanced profitability was driven by gross margin expansion mainly through a favorable product mix. We posted the eighth consecutive quarter of gross margin growth, which we believe validates our business strategy and successful product executions.

During the early stage of our recovery, we sharpened our strategic decision to focus on market-driven R&D investment. We implemented this by building upon our core competencies in engineering and manufacturing to develop versatile technology platforms adaptable to a wide range of applications. I am pleased to see that our new product introduction is progressing well and is contributing to the revenue and gross margin lines. We continued to develop a healthy pipeline of new products and our products are gaining traction at a diverse customer base. I am looking forward to updating you on product activities as new opportunities continue to take shape.

Before I touch upon our segment report, let me take a few moments to comment on our supply situation. While we have limited control over the constraints at third-party foundries, we are taking pro-active and deliberate steps to support our customers and prioritize our business. We are making good headway in easing the supply constraints. Some key tools are being delivered and installed during the June quarter, which will open up additional capacity in the Oregon fab. We are also expediting some transfer activities from third-party foundries to our fab. We expect these actions to gradually alleviate capacity constraints starting from the September quarter.

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Now, I will review our performance in each business segment. First, Computing segment: It represented 41.1% of the total revenue in the March quarter. We posted a 5.5% sequential increase and 27.0% growth year-over-year. The increase from a year ago was driven by the higher BOM content, market share gains, as well as SAM expansion into new applications. Looking ahead, as Kabylake is just starting to ramp, the demand for Skylake products remains strong. In addition, we are seeing developing strength in our new products for Vcore applications for high-end notebook, gaming notebook, and workstations. By expanding market share and shipments of new products, we expect to see a healthy growth in our Computing segment in calendar year 2017.

Second, Consumer: It was 22.0% of the total revenue. It decreased 14.6% sequentially and down 8.6% compared to the prior year. The decline was greater than the seasonal norm as this segment is more exposed to the wafer shortage from third-party foundries that are operating at full capacity. As the increasing shipments of the new products from our fab are expected to offset the supply shortage impact, we anticipate the Consumer segment revenue to start to improve from the June quarter.

Third, Power Supply and Industrial segment: It was 19.7% of the total revenue, which was down 7.5% sequentially, and up 0.6% from the last year. The flattish revenue year-over-year was due mainly to the product mix management. Under the tight supply environment, we have been more selective about incoming orders and allocation to optimize our portfolio. With the additional internal capacity expected to come online starting from the September quarter, we anticipate to increase the shipments of growing applications to meet customers’ demand. We expect this segment to gradually improve through calendar year 2017.

Lastly, our Communications segment delivered strong results. The revenue was 13.6% of the total revenue, representing a growth of 12.2% sequentially and 44.7% year-over year. The upsurge in revenue was fueled by the increased shipments of the AlphaDFN products. Our ultra thin AlphaDFN products enabled us to further penetrate the customer base in smartphone battery management applications. These results not only exemplify the advantages of our technology but also represent clear signs of success for our mobile strategy. As mobile application is entering its high season, we expect the demand for our AlphaDFN product line and the surge protection product line to continue to rise for the second half of 2017. Additionally, we anticipate growing shipments of telecom networking products bolstered by solid demand for the superior performance of our medium voltage MOSFET.

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With the initial success of new product introduction, we have demonstrated the healthy earnings leverage with our business model. We believe that our business model can produce even greater earnings potential as we are entering into emerging new product cycles and generating higher revenue. The entire team at AOS continues to put forth the best effort to create robust demand by investing in differentiated technologies and introducing market driven new products, which we believe will further propel our growth and profitability.

Yifan Liang: Guidance for the next quarter

As we look forward to the fourth quarter of fiscal year 2017, we expect:

•	Our June quarter’s revenue to be in the range of $95 million to $99 million. This reflects the supply constraint impact that Mike discussed earlier.
•	GAAP gross margin to be approximately 24.5% plus or minus 1%.
•	GAAP operating expenses to be in the range of $19.8 million plus or minus $1 million.
•	Tax expenses to be about $1.0 million to $1.2 million.
•	Loss attributable to non-controlling interest to be around $1.2 million to $1.3 million.
•	Our share-based compensation to be in the range of $1.6 million to $1.8 million.

As per our regular practice, we are not assuming any obligations to update this information. With that, we will open up the floor for questioning.

Closing:

This concludes our earnings call today. Thank you for your interest in AOS and we look forward to talking to you again next quarter.

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Forward Looking Statements

This script contains forward-looking statements that are based on current expectations, estimates, forecasts and projections of future performance based on management's judgment, beliefs, current trends, and anticipated product performance. These forward looking statements include, without limitation, statements relating to projected amount of revenues, gross margin, operating expenses, operating income (loss), tax expenses, net income (loss), noncontrolling interest and share-based compensation expenses, statements regarding market segments, diversification of products and new customers; expectation with respect to improvement in profit, our recovery progress and competitive position; the expected trend on revenue and sales for each segment of our serviceable market; the progress of construction of manufacturing facility in our joint venture with Chongqing funds; our ability and strategy to develop new products, expand our sales, revenue and profitability, growth in revenue and market share, including adoption of low-voltage and power IC products and ramp up of Skylake/Kabylake platform; seasonality fluctuation in customer demand; our ability to manage supply constraints; the execution of our business plan, and other information regarding the future development of our business. Forward looking statements involve risks and uncertainties that may cause actual results to differ materially from those contained in the forward-looking statements. These factors include, but are not limited to, the decline of the PC industry and our ability to respond to such decline, our ability to introduce or develop new and enhanced products that achieve market acceptance, the actual product performance in volume production, the quality and reliability of our product, our ability to achieve design wins, the general business and economic conditions, the state of semiconductor industry and seasonality of our markets, our ability to maintain factory utilization at a desirable level, our ability to execute the joint venture successfully, and other risks as described in our SEC filings, including our Annual Report on Form 10-K for the fiscal year ended June 30, 2016 filed by AOS on August 26, 2016. Other unknown or unpredictable factors or underlying assumptions subsequently proving to be incorrect could cause actual results to differ materially from those in the forward-looking statements. Although we believe that the expectations reflected in the forward looking statements are reasonable, we cannot guarantee future results, level of activity, performance, or achievements. You should not place undue reliance on these forward-looking statements. All information provided in this press release is as of today's date, unless otherwise stated, and AOS undertakes no duty to update such information, except as required under applicable law.

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